This Document constitutes part of a prospectus covering securities that have been registered under the Securities and Exchange Act of 1933.

Exhibit 10.1

Delta Natural Gas Company, Inc.

Equity Award Grant Documents
under
Incentive Compensation Plan
(August 16, 2010)

Documents Attached

1.  Award Agreement
2.  Summary Plan Information
3.  Incentive Compensation Plan
4.  Our Annual Report on Form 10-K for the year ended June 30, 2009

******IMPORTANT NOTICE BELOW******

At your request (in writing or orally), we will provide to you at no charge a copy of any or all of the following documents.    All of such documents may also be found at www.deltagas.com.

(i)	Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2009; December 31, 2009; and March 31, 2010;

(iii)	Our Current Reports on Form 8-K filed on November 23, 2009; March 4, 2010; April 27, 2010; April 29, 2010 and May 13, 2010;

(iii)
The portions of our proxy statement on Schedule 14A filed on September 25, 2009, that are incorporated by reference into Items 10, 11, 12, 13 and 14 of our Annual Report on Form 10-K for the year ended June 30, 2009;

(iv)	The description of our common stock, par value $1.00 per share, contained in our Current Report on Form 8-K filed on March 4, 2010.

All of the documents described above in items (i)-(iv) are incorporated by reference into the attached document called “Summary Plan Information.”  Additionally, these documents have been incorporated by reference into our registration statement that we filed with the Securities and Exchange Commission on March 4, 2010 to register the shares of stock that you are receiving or may receive under our Incentive Compensation Plan.

If you would like to receive any of the documents identified above, please contact Emily P. Bennett, Director – Corporate services, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391, 859-744-6171, extension 116 (e-mail:  ebennett@deltagas.com.

This Document constitutes part of a prospectus covering securities that have been registered under the Securities and Exchange Act of 1933.

Summary Plan Information
of
Delta Natural Gas Company, Inc.’s Incentive Compensation Plan
August 16, 2010

On November 19, 2009, the shareholders of Delta Natural Gas Company, Inc. (the “Company”) approved the Delta Natural Gas Company, Inc. Incentive Compensation Plan (the “Plan”).  The Plan is a nonqualified benefit plan.

1.           Purpose.  The Plan provides for the grant of incentive compensation awards to our directors and certain of our employees in order to promote equity ownership through both short-term and long-term incentives. The short-term incentives are accomplished through potential payment of stock bonus awards.  The long-term incentive compensation is achieved through potential awards of restricted shares and performance shares.  We believe that the Plan helps promote the Company’s interests and our shareholders’ interests through (a) the attraction and retention of employees and directors essential to our success, (b) the motivation of employees and directors using both short-term and long-term performance-related incentives linked to performance goals and the interests of our shareholders and (c) enabling such individuals to share in our growth and success.

2.           Definitions.  Defined terms not otherwise defined in this Summary Plan Information shall have the meanings set forth in Article II of the Plan.

3.           Administration of Plan.  The Plan is administered by the Corporate Governance and Compensation Committee (the “Committee”) of our Board of Directors.  The Committee is a standing committee of our Board of Directors.  All members of the Committee are independent as defined in the listing standards of the NASDAQ OMX Group.  Members of the Committee are appointed and removed by our Board of Directors.

Subject to certain limitations described in the Plan, the Committee has complete discretion in determining which of our directors, officers, managers or other employees may participate in the Plan (each a “Participant” and collectively, the “Participants”), as well as the type, amount, terms and conditions of each award.  Further, the Committee, in its sole and complete discretion, may adopt, suspend and repeal any administrative rules, regulations, guidelines, and practices governing the operation of the Plan as it shall from time to time deem advisable.

4.           Term.  The Plan, which became effective on January 1, 2010, will remain in effect until all awards permitted to be granted under the Plan have been satisfied, expired or canceled under the terms of the Plan and any restrictions imposed on shares in connection with their issuance under the Plan have lapsed.

5.           Award Agreement.  Each award granted under the Plan shall be evidenced by a corresponding award agreement, which shall specify the terms, conditions and rules applicable to the award.

6.           Maximum Number of Shares that May be Issued under the Plan.  The number of shares of our common stock which may be issued pursuant to the Plan may not exceed in the aggregate 500,000 shares.   The aggregate number of shares that may be granted to any “Covered Participant” during any fiscal year shall be 50,000.  A “Covered Participant” is a “covered employee” as defined in Section 162(m)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).  Currently “covered employee” means our chief executive officer and our four (4) most highly compensated officers, in addition to our chief executive officer.

7.           Source of Shares Issued Under the Plan.  Shares of our common stock may be available from our authorized but unissued shares, shares issued and reacquired by us or shares that we purchase in the open market for purposes of the Plan.

8.           Resale and Transfer Restrictions.  No award under the Plan may be sold, transferred, pledged, assigned or otherwise transferred, except by will or the laws of descent and distribution.  No lien, obligation, or liability of the Participant may be assigned to any right or interest of the Participant in any award under the Plan.  No share of restricted stock may be sold, transferred, pledged, assigned or otherwise transferred until the termination of the applicable restriction period or earlier satisfaction of other conditions specified by the Committee in the award agreement.

9.           Tax Effects of Plan Participation.  We shall have the right to deduct or withhold, or require a participant to remit to us, any taxes, subject to the statutory minimum, required by law to be withheld from awards made under the Plan.  Additional tax effects for each type of award are described below:

(a)           Restricted Stock.  A Participant who has been granted restricted stock under the Plan will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes.  Upon expiration of the forfeiture restrictions (i.e., as shares become vested), the Participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, and, subject to the application of Section 162(m) of the Code, we will be entitled to a corresponding deduction.  During the period that the forfeiture restrictions apply, the Participant shall be entitled to receive all dividends and other distributions paid with respect to the shares of restricted stock.  Thus, the Participant will realize taxable income on such dividends paid during the period that the forfeiture restrictions apply.

However, the recipient of restricted stock may elect to be taxed at the time of grant of the restricted stock based upon the fair market value of the shares on the date of the award.  If the Participant makes this election, (a) we will be entitled to a deduction at the same time and in the same amount subject to the limitations contained in Section 162(m) of the Code, (b) dividends paid to the Participant during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by us and (c) there will be no further federal income tax consequences when the forfeiture restrictions lapse.

(b)           Performance Shares.  A Participant who has been granted performance shares under the Plan will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time, assuming that the performance criteria constitute a substantial risk of forfeiture so there is not constructive receipt for federal income tax purposes.  Upon the expiration of the performance period and the corresponding satisfaction of the performance criteria which results in the receipt of shares of our common stock, the Participant will realize ordinary income in an amount equal to the fair market value of the shares at such time, and, subject to the application of Section 162(m) of the Code, we will be entitled to a corresponding deduction.

(c)           Bonus Stock.  A Participant who has been granted a stock bonus award under the Plan will generally realize taxable income at the time of receipt of any stock, and we will be entitled to a deduction at that time, subject to Section 162(m).  The measure of this income and deduction will be the fair market value of the shares at the time the stock bonus awards are granted.

10.           Effect of Section 162(m) of the Internal Revenue Code.  Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of one million dollars ($1,000,000) paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) as “performance-based” is specifically exempt from the deduction limit.  The Plan has been designed to provide flexibility with respect to whether restricted stock awards or performance awards will qualify as performance-based compensation under Section 162(m).  We believe that certain awards of restricted stock and of performance awards under the Plan will so qualify and our deductions with respect to such awards should not be limited by Section 162(m).  The Plan does provide that all awards under the Plan to employees covered by Section 162(m) are subject to other conditions, restrictions, and requirements as the Committee may determine to be necessary to avoid the loss of deduction by us under Section 162(m).  However, certain awards of restricted stock or of performance awards may not qualify as performance-based compensation and, therefore, our compensation expense deductions relating to such awards will be subject to the Section 162(m) deduction limitation.

11.           Forfeiture of Awards if Participant Competes Against Company.  All awards granted to a Participant under the Plan that still retain restrictions, performance conditions or have not yet been settled into shares of our common stock shall be immediately forfeited and canceled in their entirety if the Participant, while employed by us and without our consent, competes against us.  A Participant will be deemed to be competing against us if he is associated with, employed by, renders services to, consults with, or acquires ownership of more than five percent (5%) of the earnings or profits of any entity which, in the Committee’s judgment, competes directly or indirectly with us or any or any of our subsidiaries in any of their lines of business.

12.           No Right to Employment.  Neither the Plan, nor any award made or other action taken in connection with the Plan, shall be construed as giving any Participant or other person any right of employment or continued employment with us.

13.           Death, Disability or Retirement.  Except as otherwise provided in a Participant’s award agreement, in the event of the Participant’s death, Disability (defined below), or Retirement (defined below) while an Employee or an Outside Director of the Company, the following shall apply:

(a)           Restricted Stock. (1) In the event of the Participant’s Disability or Retirement before the Restriction Period has ended, the restrictions on the shares of restricted stock awarded to the Participant shall be removed upon expiration of the Restriction Period, and the number of shares the Participant shall be entitled to, if any, shall equal (i) the number of shares of our common stock, if any, the Participant would otherwise be entitled to had the individual been an active Participant at the end of the Restriction Period (i.e., as adjusted or forfeited based on the Performance Criteria) multiplied by (ii) the portion of the Restriction Period the Participant was an active Participant under the Plan; or

(2) In the event of the Participant’s death before the Restriction Period has ended, the restrictions on the shares of restricted stock awarded to the Participant shall be removed upon the Participant’s date of death, and the number of shares of our common stock the Participant shall be entitled to, if any, shall equal the number of shares contingently granted to the Participant, without any further adjustment.

(b)           Performance Shares.  (1) In the event of a Participant’s Disability or Retirement before the Performance Period has ended, the number of shares of our common stock the Participant shall be entitled to, if any, shall equal (i) the number of shares, if any, the Participant would otherwise be entitled to had the individual been an active Participant at the end of the Performance Period (i.e., as adjusted or forfeited based on the actual Performance Criteria) multiplied by (ii) the portion of the Performance Period during which the Participant was an active Participant; or

(2) In the event of a Participant’s death while an Employee or Outside Director before the Performance Period has ended, the Company will be assumed to have achieved a target performance level for the Performance Period in which death occurs, and the number of shares  of our common stock the Participant’s beneficiary shall be entitled to, if any, shall equal the number of shares the Participant would otherwise be entitled to had the Participant been an active Participant at the end of the Performance Period, and such shares shall be distributed within a reasonable period following death; or

(3) In the event of a Participant’s Disability, Retirement or death after the end of the Performance Period, but before the date the shares of our common stock are distributed, the number of shares the Participant shall be entitled to, if any, shall be based on the actual Performance Criteria for the entire Performance Period.

(c)           Stock Bonus Award.  In the event of a Participant’s Disability, Retirement or death after the award of a stock bonus but before the date the shares of our common stock are distributed, the Participant or his or her respective beneficiaries, as applicable, shall receive payment of the shares within the time period referenced in the Plan.

“Disability” shall mean (a) the mental or physical disability of the Participant defined as “Disability” under the terms of the long-term disability plan sponsored by the Company and in which the Participant is covered, as amended from time to time in accordance with the provisions of such plan; or (b) a determination by the Committee, in its sole discretion, of total disability (based on medical evidence) that precludes the Participant from engaging in his or her full-time position at the Company for wage or profit for at least twelve months and appears to be permanent. All decisions by the Committee relating to a Participant’s Disability (including a decision that a Participant is not disabled), shall be final and binding on all parties.

“Retirement” shall mean the termination of employment for a Participant consistent with the provisions for early or normal retirement under the defined benefit pension plan sponsored by the Company.  Notwithstanding the foregoing, “Retirement” before the Participant is eligible for normal retirement under such plan shall require prior approval by the Committee. With respect to a Participant who is an Outside Director, “Retirement” shall mean the end of the director’s term of office upon attaining the mandatory retirement age for directors.

14.           Resignation; Termination; Leaves of Absence.  If a Participant ceases to be an Employee or Outside Director for any reason other than death, Disability, Retirement or Change of Control, then the following provisions apply to awards granted to the Participant under the Plan:

(a)           Restricted Stock.  If a Participant resigns, is otherwise terminated from the Company, or, in the case of an Outside Director is not re-elected to our Board or otherwise resigns as a member of the Board, prior to the end of the Restriction Period, he or she will forfeit all interests in the award of restricted stock.

(b)           Performance Shares.  (1)  Other Terminations.  No Participant shall have a right to receive payment in respect of an award of performance shares for a Performance Period if the Participant resigns or is otherwise terminated from the Company or, in the case of an Outside Director, is not re-elected (i) before the end of the Performance Period, or (ii) after the end of the Performance period but before the performance award is paid.

(2)  Short-Term Disability; Other Authorized Leaves of Absence. Absence of a Participant from employment during a Performance Period and entitling the Participant to (i) reemployment rights following military service under the Uniformed Services Employment and Reemployment Rights Act (USERRA) (or any other similar applicable federal or state law) or (ii) sickness allowance and/or short-term disability benefits under the Company’s employee benefit plans, shall not affect any award of performance shares. In the event a Participant is absent from employment during a Performance Period due to an authorized leave of absence not described in the immediately preceding sentence, the amount or number of shares of our common stock the Participant shall be entitled to, if any, under any award of performance shares shall equal (i) the amount or number of shares of our common stock, if any, to which the Participant would otherwise be entitled had the individual been an active Participant during the entire Performance Period ( i.e., as adjusted or forfeited based on the Performance Criteria) multiplied by (ii) the portion of the Performance Period during which the Participant was an active Participant (i.e., excluding the period of the authorized leave of absence).

(c)           Stock Bonus Award.  In the event an Employee’s employment or an Outside Director’s term is terminated for any other reason after the award of a Stock Bonus but before the payment of the Shares, the payment shall be forfeited.

15.           Special Restrictions on Payment of Awards of Performance Shares.  No distributions in respect of performance shares shall be made, and such distribution shall be forfeited, if at the time a distribution would otherwise have been made:

(1)           The regular quarterly dividend on any outstanding common or preferred shares of the Company has been omitted and not subsequently paid; or

(2)           The estimated consolidated net income of the Company for the immediately preceding twelve-month period is less than the sum of (i) the aggregate amount to be distributed plus (ii) dividends on all outstanding preferred and common shares of the Company applicable to such twelve-month period (either paid, declared or accrued at the most recently paid rate).

16.           Change In Control.  Upon a Change In Control, the following shall apply:

(a) The awards of restricted stock and of performance shares previously granted shall be immediately vested, treated as earned, if applicable, and not subject to forfeiture due to any subsequent termination from employment or removal or resignation from the Board; provided, however:

(i)  Performance Shares.  With respect to performance shares:

(i)  If the Change in Control occurs before the end of the Performance Period, the amount of the performance shares shall be determined assuming the Company has achieved a target performance level, and the amount shall then be multiplied by the portion of the Performance Period the individual was an active Participant under the Plan.

(ii) If the Change in Control occurs after the end of the Performance Period but before the performance shares are paid, the amount payable shall be determined based on the actual performance level.

(ii)  Restricted Stock.  Restrictions on any restricted stock shall be eliminated as of such event.

17.           Definition of Change In Control.  Change In Control shall have one of the following meanings:

(a) Employment Agreement.  If Participant has an employment agreement with us, the Change In Control shall have the same meaning as such term or similar term is defined in such agreement which relates to such Participant’s compensation and benefits upon the occurrence of a change in ownership of the Participating Company or similar event.

(b) No Employment Agreement.  In the event there is no employment agreement between the Participant and us, then Change in Control shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then outstanding shares of our common stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute an acquisition of control: any acquisition directly from us (excluding an acquisition by virtue of the exercise of a conversion privilege), any acquisition by us, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any corporation controlled by us or any acquisition by any corporation pursuant to a reorganization, merger, share exchange or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (iii) of this section are satisfied; or

(ii) Individuals who, as of the effective date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger, share exchange or consolidation, in each case, unless, following such reorganization, merger, share exchange or consolidation, (A) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, share exchange or consolidation, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (B) no person (excluding the Company, any employee benefit plan or related trust of the Company, or such corporation resulting from such reorganization, merger, share exchange or consolidation and any person beneficially owning, immediately prior to such reorganization, merger, share exchange or consolidation, directly or indirectly, twenty percent (20%) or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding  shares of common stock of the corporation resulting from such reorganization, merger, share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, share exchange or consolidation; or

(iv) Approval by the shareholders of the Company and consummation of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition (1) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no person (excluding the Company and any employee benefit plan or related trust of the Company, or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty percent (20%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

(v) The closing, as defined in the documents relating to, or as evidenced by a certificate of any state or federal governmental authority in connection with, a transaction approval of which by the shareholders of the Company would constitute a “Change in Control” under subsection (iii) or (iv) of this Section.

If, however, the Participant’s employment is terminated before a Change in Control (as defined in paragraph (b) above) and the Participant reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a “Change in Control” and who effectuates a “Change in Control” or (ii) otherwise occurred in connection with, or in anticipation of, a “Change in Control” which actually occurs, then for all purposes of this Agreement, the date of a “Change in Control” with respect to the Participant shall mean the date immediately prior to the date of such termination of the Participant’s employment.

18.           Amendments to the Plan.  The Committee or our Board of Directors may amend the Plan at any time, except that no amendment may be made to outstanding awards without the written consent of the affected Participant. Further, all amendments are subject to the requirements of our bylaws, stock exchange rules and federal and state laws and regulations.  Notwithstanding the preceding, the Committee may amend or modify the Plan or any outstanding award to the extent necessary to cause the Plan or such award to comply with the requirements of the Code or applicable stock exchange rules.

19.           Additional Information.  Additional information about the Plan and the Committee may be obtained by contacting John B. Brown, CFO, Treasurer and Secretary,  Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391; 859-744-6171, extension 109 (e-mail:  jbrown@deltagas.com).

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